Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	William J. Wagner, President and Chief Executive Officer (814) 726-2140
William W. Harvey, Jr. Senior Executive Vice President and Chief Financial Officer (814) 728-7242

Northwest Bank Receives Regulatory Approval for Acquisition of 18 First Niagara Bank Offices in Western New York

Warren, Pennsylvania — August 8, 2016

Northwest Bancshares, Inc. (NasdaqGS: NWBI) announced that its wholly-owned subsidiary, Northwest Bank, has received the necessary regulatory approvals from the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation for the proposed acquisition of 18 First Niagara Bank offices. The transaction is expected to close on September 9, 2016.

Headquartered in Warren, Pennsylvania, Northwest Bancshares, Inc. is the holding company of Northwest Bank. Founded in 1896, Northwest Bank is a full-service financial institution offering a complete line of business and personal banking products, employee benefits and wealth management services, as well as the fulfillment of business and personal insurance needs. Northwest operates 150 full-service community banking offices and seven free standing drive-through facilities in Pennsylvania, New York, Ohio and Maryland and 51 consumer finance offices in Pennsylvania through its subsidiary, Northwest Consumer Discount Company.  Northwest Bancshares, Inc.’s common stock is listed on the NASDAQ Global Select Market (“NWBI”). Additional information regarding Northwest Bancshares, Inc. and Northwest Bank can be accessed on-line at www.northwest.com.

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Forward-Looking Statements - This release may contain forward-looking statements with respect to the financial condition and results of operations of Northwest Bancshares, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with commercial real-estate and business loans. Management has no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release.